Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-297176) and Form S-8 (File No. 333-297323) of our report dated August 19, 2026 with respect to the consolidated financial statements of ChronoScale Holdings Corporation included in this Annual Report on Form 10-K for the year ended May 31, 2026.

/s/ CBIZ CPAs P.C.

New York, NY
August 19, 2026